                                                                      Exhibit 12



                     E. I. DU PONT DE NEMOURS AND COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)



                                                                   Years Ended December 31
                                                     ----------------------------------------------------
                                                       1995       1994       1993       1992       1991
                                                     --------   --------   --------   --------   --------
Net Income.........................................  $3,293     $2,727     $  566(a)  $  975(a)  $1,403
Provision for Income Taxes.........................   2,097      1,655        392        836      1,415
Minority Interests in Earnings of Consolidated
 Subsidiaries......................................      30         18          5         10          6
Adjustment for Companies Accounted for
 by the Equity Method..............................      41         18         41          6         35
Capitalized Interest...............................    (170)      (143)      (194)      (194)      (197)
Amortization of Capitalized Interest...............     154        154        144        101         94
                                                     ------     ------     ------     ------     ------

                                                      5,445      4,429        954      1,734      2,756
                                                     ------     ------     ------     ------     ------

Fixed Charges:
 Interest and Debt Expense - Borrowings............     758        559        594        643        752
 Adjustment for Companies Accounted for by
  the Equity Method - Interest and Debt Expense....      71         55         42         62         11
 Capitalized Interest..............................     170        143        194        194        197
 Rental Expense Representative of Interest Factor..     113        118        143        151        162
                                                     ------     ------     ------     ------     ------

                                                      1,112        875        973      1,050      1,122
                                                     ------     ------     ------     ------     ------

Total Adjusted Earnings Available for Payment of
 Fixed Charges.....................................  $6,557     $5,304     $1,927     $2,784     $3,878
                                                     ======     ======     ======     ======     ======

Number of Times Fixed Charges Are Earned...........     5.9        6.1        2.0        2.7        3.5
                                                     ======     ======     ======     ======     ======


_____________________
(a) Income Before Extraordinary Item and Transition Effect of Accounting
    Changes.